Exhibit 99.1
CONNETICS REPORTS FOURTH QUARTER REVENUES OF $41.3 MILLION
AND EPS OF $0.40
Provides First Quarter 2006 Financial Guidance
Completes Acquisition of PediaMed Sales Organization
PALO ALTO, Calif. (January 31, 2006) — Connetics Corporation (Nasdaq: CNCT), a specialty pharmaceutical company that develops and commercializes dermatology products, today reported net income for the quarter ended December 31, 2005 of $15.1 million, or $0.40 earnings per share on a diluted “If-Converted” basis. This compares with net income of $6.0 million, or $0.16 earnings per share on a diluted basis, for the comparable quarter in 2004. The results in the 2005 fourth quarter include a positive impact of $0.25 per diluted share from recording a tax asset of $9.9 million, as previously announced.
Total revenues for the fourth quarter of 2005 were $41.3 million, compared with total revenues of $43.8 million in the fourth quarter of 2004. Fourth quarter 2005 product revenues included OLUX® sales of $14.7 million, Soriatane® sales of $13.6 million, Evoclin™ sales of $6.9 million and Luxíq® sales of $5.6 million.
Selling, general and administrative (SG&A) expenses decreased to $20.6 million in the fourth quarter of 2005 from $23.5 million in the fourth quarter of 2004. SG&A expenses were higher in the fourth quarter of 2004 over the 2005 period largely due to launch costs of Evoclin at the end of 2004. Research and development (R&D) expenses in the 2005 fourth quarter were $8.7 million, compared with $5.8 million in the 2004 fourth quarter. The increase reflects the Company’s late-stage clinical activities, including Phase III trials with Primolux™ and Extina®. In addition, the 2005 fourth quarter results include a $1.0 million payment to Astellas Pharma Europe B.V. to license remaining worldwide rights to Velac®.
“Evoclin reached record market share levels during the quarter, and our other brands remain solid performers in increasingly competitive markets and against new entrants,” said Thomas G. Wiggans, Chief Executive Officer of Connetics. “We are delighted that two of our partners, Pfizer and Novartis, recently received approvals to market products that incorporate Connetics’ patented topical delivery technologies. With the breadth of our commercial portfolio, the expected introduction of Desilux in the fourth quarter of this year, and our expanded sales presence, we believe Connetics is positioned for continued growth in 2006.”
Connetics also announced the acquisition of the PediaMed sales organization closed today, as expected. “The PediaMed sales team is a terrific fit with our product portfolio and commercialization strategy,” said Greg Vontz, President and Chief Operating Officer. “Pediatricians prescribe more than $580 million annually in topical dermatology products, a level second only to dermatologists. That number includes more than $147 million in acne products and $93 million in topical steroids. We see immediate opportunity in this market for Evoclin and Luxiq, and later this year for Desilux, if FDA approval is obtained. The PediaMed representatives and sales managers are participating in our national sales meeting later this week, will continue an intensive sales training program in February and will be in the field by the beginning of March.”
(more)

Significant activities in the fourth quarter of 2005 and subsequent weeks include the following:
•	Connetics obtained positive final results from the Phase III clinical trials evaluating Primolux™, a super high-potency topical steroid, formulated with 0.05% clobetasol propionate in the Company’s proprietary VersaFoam-EF™ emulsion foam delivery vehicle. The Primolux clinical program consisted of two Phase III trials; the psoriasis trial was completed with positive results announced in October 2005 and the atopic dermatitis trial was completed in November 2005 with positive results. In both psoriasis and atopic dermatitis, Primolux demonstrated statistically significant positive results for all endpoints.

•	The Company authorized a $50 million share repurchase program allowing for the repurchase of stock in privately negotiated or open market transactions, or under Rule 10b5-1, for a period of up to one year. During the fourth quarter of 2005, the Company repurchased approximately 1.8 million shares for approximately $24.4 million.

•	Connetics secured remaining worldwide rights to Velac, by way of an amendment to the license agreement with Astellas Pharma Europe B.V. (formerly Yamanouchi Europe B.V.). The original license in 2002 was limited to the United States, Canada and Mexico. The financial results for the 2005 fourth quarter include the $1.0 million payment associated with this amendment.

•	In 2006, Connetics acquired the 80 territory sales organization of PediaMed Pharmaceuticals, Inc. for $12.5 million in cash. This strategic acquisition leverages Connetics’ commercial portfolio into an important market where the Company currently has limited presence, and expands the Company’s sales force to approximately 200 representatives calling on dermatologists and pediatricians.

•	Two of Connetics’ partners received regulatory approvals for consumer products incorporating Connetics licensed drug delivery formulations. Novartis launched a new formulation of single-dose Lamisil® (terbinafine hydrochloride) in Europe using Connetics’ Liquipatch™ sustained-release gel technology. Lamisil is the top selling over-the-counter antifungal product. Connetics received a $386,000 milestone payment from Novartis in the fourth quarter of 2005 in connection with the launch of this product. In January 2006, Pfizer received FDA approval for Men’s Rogaine® (minoxidil, 5%) foam using Connetics’ VersaFoam® technology. Connetics owns U.S. Patent No. 6,946,120, covering minoxidil foam, which was granted in September 2005. Connetics anticipates receiving initial royalties from sales of both products beginning in late 2006.

•	The Company appointed David E. Cohen, M.D., to the Company’s board of directors. Dr. Cohen is the Director of Allergic, Occupational and Environmental Dermatology at New York University Medical Center.
2005 Full Year Financial Results
Net income for 2005 was $34.1 million, or $0.89 per diluted “If-Converted” share, compared with net income of $19.0 million, or $0.51 per diluted share, in 2004. Full year 2005 results include a positive impact of $0.24 per diluted share from recording a tax asset of $9.9 million during the fourth quarter.
Total revenues for 2005 rose 28% to $184.4 million, and product revenues increased 29% to $183.4 million, reflecting growth in OLUX and Luxíq, and a full year revenue contribution of Soriatane and Evoclin. SG&A expenses increased to $97.4 million for 2005, compared with $73.2 million for 2004, primarily due to costs associated with a larger sales force, promotional activities for Evoclin and increased headcount. Due to increased formulation and clinical development activities, R&D expenses for 2005 increased to $31.9 million, compared with R&D expenses of $21.5 million in 2004.
Connetics’ cash and investments, including restricted cash, as of December 31, 2005, totaled $275.2 million.
(more)

2006 Full Year and First Quarter Financial Guidance
The Company expects first quarter 2006 total revenues to be between $45.5 million and $47.5 million. Consistent with historic experience that expenditures are heaviest in the first quarter of the year, Connetics projects operating expenses, including depreciation, for the first quarter to be $36.5 million to $38.0 million. First quarter expenses reflect a significant presence at dermatology conferences during the quarter, product promotion costs and higher costs associated with a significantly expanded sales force as a result of the recent PediaMed sales force acquisition. Connetics projects earnings per share on a diluted basis for the first quarter of 2006 of $0.02 to $0.03, excluding approximately $0.02 per diluted share impact from expensing stock-based compensation per Financial Accounting Standards No. 123(R).
Connetics today affirms 2006 financial guidance, as announced on January 10, 2006. Connetics expects 2006 total revenues to be between $221 million and $225 million, representing an increase of 20% to 22% compared with 2005. Total operating expenses for 2006, including depreciation, are projected to be between $146 million and $148 million. Diluted EPS for 2006 is projected to be in the range of $0.67 to $0.71, excluding the impact of expensing stock-based compensation. This diluted EPS forecast assumes a 38% tax rate and a diluted “If-Converted” share count of approximately 40 million shares. The Company estimates, based on current assumptions, the impact of stock-based compensation expensing to be $0.18 per diluted share. This is higher than previous guidance for stock-based compensation expensing of $0.09 to $0.11 per diluted share, largely due to the determination that this expense will not be eligible for tax deduction during 2006. GAAP EPS for 2006 including the expense for stock based compensation is projected to be in the range of $0.49 to $0.53.
In determining the Company’s financial guidance, Connetics management considered many factors and assumptions including, but not limited to, current and projected prescription information; sales trend data for the Company’s products; the potential generic availability of, and competitive threats to, the Company’s products; size, reach and call frequency of the Company’s selling organization; status, timing and progression of the Company’s development projects; current and projected spending levels to support sales, marketing, development and administrative activities; and other risk factors discussed in Connetics’ publicly filed documents. The above guidance does not take into account the potential impact of other components of Connetics’ growth strategy, including possible future acquisitions of products, businesses and/or technologies.
Conference Call
Connetics management will host a conference call to discuss the Company’s financial performance today at 4:30 p.m. Eastern time/1:30 p.m. Pacific time. To participate in the live call, domestic callers should dial (888) 328-2575, international callers should dial (706) 643-0459 or the web cast can be accessed from the investor relations section of the Company’s website at www.connetics.com. A telephone replay can be accessed for 48 hours beginning today at 6:30 p.m. Eastern time/3:30 p.m. Pacific time from the U.S., by dialing (800) 642-1687, or (706) 645-9291 from outside the U.S. The Conference ID# is 4520764. The internet replay of the call will be available for 30 days at www.connetics.com.
About Connetics
Connetics Corporation is a specialty pharmaceutical company focused on the development and commercialization of innovative therapeutics for the dermatology market. Connetics has branded its proprietary foam drug delivery vehicle VersaFoam®. The Company’s marketed products are OLUX® (clobetasol propionate) Foam, 0.05%, Luxíq® (betamethasone valerate) Foam, 0.12%, Soriatane® (acitretin) capsules and Evoclin™ (clindamycin) Foam, 1%. Connetics is developing Velac® (a combination of 1% clindamycin and 0.025% tretinoin) Gel, for treating acne; Desilux™ (desonide) VersaFoam-EF, 0.05%, a low-potency topical steroid formulated to treat atopic dermatitis; Primolux™ (clobetasol propionate) VersaFoam-EF, 0.05%, a super high-potency topical steroid formulation to treat atopic dermatitis and plaque psoriasis; and Extina® (ketoconazole) VersaFoam-HF, 2%, to treat seborrheic dermatitis. Connetics’ product formulations are designed to improve the management of dermatological diseases and provide significant product
(more)

differentiation. In Connetics’ marketed products, these formulations have earned wide acceptance by both physicians and patients due to their clinical effectiveness, high quality and cosmetic elegance. For more information about Connetics and its products, please visit www.connetics.com.
Note: Rogaine® is a registered trademark of Pfizer, Inc. (formerly Pharmacia Corporation). Lamisil® is a registered trademark of Novartis Consumer Health SA. Nothing in this press release should be construed to reflect commercial timing for either product.
Forward Looking Statements
Except for historical information, this press release includes “forward-looking statements” within the meaning of the Securities Litigation Reform Act. All statements included in this press release that address activities, events or developments that Connetics expects, believes or anticipates will or may occur in the future, including, particularly, statements about sales growth of its product portfolio, revenues resulting from product sales and global licenses, the timing and impact of product introductions, the opportunity for our products in the pediatric marketplace, expenditures in connection with integrating the PediaMed sales force, earnings estimates, future financial performance, and financial guidance, are forward-looking statements. Statements pertaining to revenue expectations, revenue growth, and regulatory and clinical milestones associated with Connetics’ products or product candidates are also forward-looking statements. All forward-looking statements are based on certain assumptions made by Connetics’ management based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond Connetics’ control, and which could cause actual results or events to differ materially from those expressed in such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, risks and other factors that are discussed in documents filed by Connetics with the Securities and Exchange Commission from time to time, including Connetics’ Annual Report on Form 10-K for the year ended December 31, 2004 and Form 10-Q for the quarter ended September 30, 2005. Forward-looking statements represent the judgment of the Company’s management as of the date of this release, and Connetics disclaims any intent or obligation to update any forward-looking statements.

Contacts:
John Higgins	Don Markley or Bruce Voss
Chief Financial Officer	Lippert/Heilshorn & Associates
(650) 843-2800	(310) 691-7100
jhiggins@connetics.com	dmarkley@lhai.com
Press Release Code: CNCT-F
(more)

CONNETICS CORPORATION
Condensed Consolidated Statements of Operations
(In thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
Revenues:	2005	2004	2005	2004
Product	$40,795	$43,495	$183,407	$142,059
Royalty and contract	483	281	952	2,296

Total revenues	41,278	43,776	184,359	144,355

Operating costs and expenses:
Cost of product revenues	3,507	4,443	16,438	12,656
Research and development	8,659	5,822	31,896	21,539
Selling, general and administrative	20,568	23,460	97,435	73,206
Amortization of intangible assets	3,400	3,400	13,598	11,471
In-process research and development and milestone payments	1,000	—	1,000	3,500

Total operating costs and expenses	37,134	37,125	160,367	122,372

Income from operations	4,144	6,651	23,992	21,983

Interest and other income (expense), net	413	(202)	201	(1,475)

Income before income taxes	4,557	6,449	24,193	20,508

Provision for (benefit from) income taxes	(10,588)	459	(9,860)	1,493

Net income	$15,145	$5,990	$34,053	$19,015

Net income per share:
Basic	$0.44	$0.17	$0.97	$0.54

Diluted (1)	$0.40	$0.16	$0.89	$0.51

Shares used to calculate net income (loss) per share:
Basic	34,570	35,695	35,039	35,036

Diluted (1)	39,735	38,172	41,335	37,443

(1)	In accordance with SFAS No. 128, using the If-Converted Method, tax-effected interest expense of $690,000 in Q4 and $2,761,000 for full year has been added back to net income for purposes of calculating net income per diluted share for the three and twelve month periods ended December 31, 2005. Shares used to calculate net income per diluted share for these periods include the dilutive effect of shares issuable upon exercise of outstanding stock options and warrants plus the effect of $90.0 million 2.25% convertible senior notes, which convert to approximately 4.2 million shares.

(more)

CONNETICS CORPORATION
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	December 31,	December 31,
	2005	2004
Assets

Assets:
Cash, cash equivalents and short-term investments	$271,096	$72,383
Restricted cash	4,059	3,963
Accounts receivable and other current assets	19,620	35,750
Goodwill and other intangible assets, net	115,060	128,659
Property and equipment, net	14,438	11,830
Other long-term assets	22,912	3,707

Total assets	$447,185	$256,292

Liabilities and Stockholders’ Equity

Liabilities and stockholders’ equity:
Current liabilities	$45,800	$37,952
Other liabilities	290,517	90,420
Stockholders’ equity	110,868	127,920

Total liabilities and stockholders’ equity	$447,185	$256,292

# # #